UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SITO MOBILE, LTD.

(Name of Registrant as Specified In Its Charter)

Stephen D. Baksa

Thomas Candelaria

Michael Durden

Itzhak Fisher

Thomas J. Pallack

Matthew Stecker

Thomas Thekkethala

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Copy to:

Andrew Hulsh, Esq.

Pepper Hamilton LLP

620 Eighth Avenue

New York, NY 10018-1405

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Mr. Stephen D. Baksa, Mr. Thomas Candelaria, Mr. Michael Durden, Mr. ltzhak Fisher, Mr. Thomas J. Pallack, Mr. Matthew Stecker and Mr. Thomas Thekkathala are filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with our solicitation of consents from the stockholders of SITO Mobile, Ltd. (the “Company”) to, among other things, remove and replace all of the current members of the Company’s Board of Directors other than Brent D. Rosenthal. On April 12, 2017, we initially filed a preliminary consent solicitation statement with the SEC in connection with its solicitation of consents.

Response Letter to SITO Mobile, Ltd., Dated April 28, 2017

On April 28, 2017, Messrs. Baksa and Candelaria, transmitted a letter to the Corporate Secretary of the Company (the “Response Letter”), in response to the Company’s request dated April 20, 2017 that, in accordance with the Company’s Bylaws, Messrs. Baksa and Candelaria confirm and verify that certain information in their previously disclosed Nomination Notice, dated April 7, 2017, was and is accurate and true, and does not contain any false and misleading statements or other statements that may violate the Securities Exchange Act of 1934, as amended, or other applicable law, in accordance with Section 2(a)(2) of the Company’s Bylaws.

The Response Letter confirmed and verified the information in the Nomination Notice as required by the Company’s Bylaws.

In addition, the Response Letter stated, among other things, the view of Messrs. Baksa and Candelaria that the Company’s request “reflects a poorly-camouflaged attempt by the current Board to impose yet another impediment to the fundamental and intrinsic right of shareholders to nominate candidates of their choosing to serve on the Board, and far exceeds the Company’s authority under . . . the Bylaws” and “clearly represents an unreasonable abuse of discretion by the current Board and is inimical to both fundamental principles of corporate democracy and the will of the Company’s shareholders.”

In addition, the Response Letter expressed concern “that the current directors are prolonging the review of the Nomination Notice unnecessarily to entrench themselves and frustrate and disenfranchise the shareholders of the Company”. As such, the Response Letter urged the Governance and Nominating Committee of the Board “to permit the shareholders of the Company to decide for themselves whom shall serve as stewards of the Company and whom are the most qualified individuals to best represent their interests” by immediately approving and declaring the validity of the Nomination Notice.

Important Additional Information And Where To Find It

Messrs. Stephen D. Baksa, Thomas Candelaria, Michael Durden, Itzhak Fisher, Thomas J. Pallack, Matthew Stecker and Thomas Thekkethala are deemed to be participants in a solicitation of consents from the stockholders (the “Consent Solicitation”) of SITO Mobile, Ltd. Information regarding Mr. Baksa, Mr. Candelaria, the Nominees, and their respective interests in the Company by security holdings or otherwise can be found in the Consent Solicitation filed with the Securities and Exchange Commission (“SEC”) on April 12, 2017, as amended.

Messrs. Baksa, Candelaria, Durden, Fisher, Pallack, Stecker and Thekkethala intend to file a definitive consent solicitation statement (the “Consent Solicitation Statement”) and accompanying GOLD consent card with the SEC in connection with the Consent Solicitation. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Consent Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT SOLICITATION STATEMENT AND THE ACCOMPANYING GOLD CONSENT CARD AND OTHER DOCUMENTS FILED BY Mr. Baksa, Mr. Candelaria and the Nominees WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Consent Solicitation Statement, any amendments or supplements to the Consent Solicitation Statement, the accompanying GOLD consent card, and other documents filed by Mr. Baksa, Mr. Candelaria and the Nominees with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: icommaterials.com/SITO, by writing to InvestorCom, 65 Locust Avenue, Suite 302, New Canaan, CT 06840, or by calling Investorcom at (877) 972-0090.

April 28, 2017

VIA EMAIL

Mr. Richard O’Connell

SITO Mobile, Ltd.

100 Town Square Place, Suite 204

Jersey City, NJ 07310

Attention: Secretary of the Corporation

Re: Nominating Notice Submitted April 7, 2017

Reference is made to your letter, dated April 20, 2017 on behalf of SITO Mobile, Ltd., a Delaware corporation (the “Company”), and the Governance and Nominating Committee (the “Governance and Nominating Committee”) of the Company’s Board of Directors (the “Board”), with respect to the notice of nomination (the “Nomination Notice”) that we submitted to the Company on April 7, 2017, in which we nominated the following five candidates for election to the Board at the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”): Michael Durden, Itzhak Fisher, Thomas J. Pallack, Matthew Stecker and Thomas Thekkethala (the “Nominees”).

In an effort to facilitate the ongoing review of the Nomination Notice by you and your advisors, we hereby confirm and verify that the information in the Nomination Notice was and is completely accurate and true, and does not contain any false and misleading statements or other statements that may violate the Securities Exchange Act of 1934, as amended, or other applicable law. We further believe that our Nomination Notice complies with the Company’s Amended and Restated Bylaws (the “Bylaws”), as amended on March 23, 2017, and respectfully request that you immediately acknowledge the validity of our Nomination Notice.

Section 2(a)(2) of the Bylaws provides as follows: “Upon written request by the Secretary of the Corporation, any stockholder submitting a notice pursuant to this Section 2(a)(2) or Section 2(b)(9) shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Corporation, to demonstrate the complete accuracy and truthfulness of any information, and the absence of any false and misleading statements or other statements that may violate the Exchange Act or other applicable law, in any notice submitted by the stockholder pursuant to this Section 2(a)(2) or Section 2(b)(9) (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring before the meeting the proposed nominations and/or other business proposed in its stockholder notice). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2(a)(2) or Section 2(b)(9).”

The request made by the Company’s April 20, 2017 letter reflects a poorly-camouflaged attempt by the current Board to impose yet another impediment to the fundamental and intrinsic right of shareholders to nominate candidates of their choosing to serve on the Board, and far exceeds the Company’s authority under Section 2(a)(2) of the Bylaws. Moreover, such request clearly represents an unreasonable abuse of discretion by the current Board and is inimical to both fundamental principles of corporate democracy and the will of the Company’s shareholders. After consultation with our counsel and other advisors, we have concluded that the response provided above in the second paragraph of this letter fully satisfies the requirements of Section 2(a)(2) of the Bylaws.

While we respect the role that the Governance and Nominating Committee would perform in a well-functioning corporate governance model, we are and remain gravely concerned that the current directors are prolonging the review of the Nomination Notice unnecessarily to entrench themselves and frustrate and disenfranchise the shareholders of the Company. Sadly, the current Board’s chronic, narcissistic disregard for shareholder egalitarianism is consistent with several of the Board’s recent actions, including the approval of the amendment and restatement of the Bylaws on March 23, 2017, which created numerous impediments to the exercise by the Company’s shareholders of certain integral rights, and the adoption of a poison pill on April 4, 2017.

Accordingly, we urge the Governance and Nominating Committee to permit the shareholders of the Company to decide for themselves whom shall serve as stewards of the Company and whom are the most qualified individuals to best represent their interests, rather than prevent the Company’s shareholders from having the ability to choose persons other than those selected by the current Board to serve as directors of the Company, by immediately approving and declaring the validity of our Nomination Notice.

Sincerely,

/s/ Stephen D. Baksa
Stephen D. Baksa

/s/ Thomas Candelaria
Thomas Candelaria

cc:	Betsy J. Bernard, Lead Independent Director
Marcelle Balcombe, Esq., Sichenzia Ross Ference Kesner LLP
Keith E. Gottfried, Esp. Morgan Lewis & Bockius LLP

Important Additional Information And Where To Find It

Messrs. Stephen D. Baksa, Thomas Candelaria and Michael Durden, ltzhak Fisher, Thomas J. Pallack, Matthew Stecker and Thomas Thekkethala (together, the “Nominees”) are deemed to be participants in a solicitation of consents from the stockholders (the “Consent Solicitation”) of SITO Mobile Ltd (the “Company”). Information regarding Mr. Baksa, Mr. Candelaria, the Nominees, and their respective interests in the Company by security holdings or otherwise can be found in the Consent Solicitation filed with the Securities and Exchange Commission (“SEC”) on April 12, 2017, as amended.

Mr. Baksa, Mr. Candelaria and the Nominees intend to file a definitive consent solicitation statement (the “Consent Solicitation Statement”) and accompanying GOLD consent card with the SEC in connection with the Consent Solicitation. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Consent Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT SOLICITATION STATEMENT AND THE ACCOMPANYING GOLD CONSENT CARD AND OTHER DOCUMENTS FILED BY Mr. Baksa, Mr. Candelaria and the Nominees WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Consent Solicitation Statement, any amendments or supplements to the Consent Solicitation Statement, the accompanying GOLD consent card, and other documents filed by Mr. Baksa, Mr. Candelaria and the Nominees with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: icommaterials.com/SITO, by writing to InvestorCom, 65 Locust Avenue, Suite 302, New Canaan, CT 06840, or by calling Investorcom at (877) 972-0090.